Exhibit 10.1

                                                          March 21, 2001

Martin L. Edelman, Esq.
55 Hillside Road
Rye, New York  10580

Dear Mr. Edelman:

I am pleased to confirm that Cendant Corporation ("Cendant") is retaining you as a consultant. The scope of your consulting engagement will relate primarily to advising Cendant with respect to real estate transactions, including transactions involving properties currently owned or leased by Avis Group Holdings, Inc. and its subsidiaries. You will report directly to Henry R. Silverman, Chairman and Chief Executive Officer. You will not be asked to perform more than twenty (20) hours in any calendar month.

In consideration for providing such consulting services, Cendant will pay you a monthly consulting fee equal to $8,400 per month, payable on the last day of each month. In addition, Cendant will reimburse you for all reasonable costs and expenses incurred by you in performing such consulting services. As you will not be an employee of Cendant, but rather an independent contractor, you will not be eligible to participate in any Cendant employee benefit or compensation plans (except in connection with your service as a member of Cendant's Board of Directors).

Cendant agrees to indemnify you and hold you harmless from all liability and damages (including reasonable attorneys fees) arising out of or resulting from your performance of such consulting services, other than liabilities and damages arising out of or resulting from your willful misconduct, gross negligence or actions or inactions which are outside the course and scope of your engagement hereunder.

You agree to immediately notify Cendant should you determine that your consulting engagement may result in any conflict of interest. Further, you acknowledge that during the course of your engagement you will be given access to Cendant's confidential and proprietary information, and that you agree to protect and maintain the confidentiality of such information.

This agreement may be terminated by either you or Cendant upon not less than 60 days prior written notice from the party seeking to terminate the agreement to the other party. This agreement supersedes all prior agreements or understandings, written or oral, relating to the matters set forth herein.

I trust that the foregoing accurately reflects your understanding with respect to the matters set forth herein. In order to evidence your agreement to such provisions, I would

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appreciate your signing a copy of this letter and returning it to me by fax at
212-413-1922. If you have any questions concerning anything set forth herein, please feel free to call me at 212-413-1836.

On behalf of Mr. Silverman and Cendant's management team, we look forward to working with you in the future.

                                                Very truly yours,


                                                /s/ Eric J. Bock
                                                -----------------------
                                                Eric J. Bock

Acknowledged and Agreed:


/s/ Martin L. Edelman
---------------------------------
Martin L. Edelman

cc:     Henry R. Silverman
        James E. Buckman
        Thomas D. Christopoul